Exhibit 4.6

EXA CORPORATION

SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This SERIES E CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (the “Agreement”) is made this 28th day of January, 1998 by and among Exa Corporation, a Massachusetts corporation (the “Company”), and Boston Capital Ventures III, Limited Partnership, Associated Group, Inc., Edelson Technology Partners, Itochu Techno-Science Corporation, John William Poduska and King’s Point Holdings, Inc. (the “Investors”).

THE PARTIES HERETO AGREE AS FOLLOWS:

1. Authorization and Purchase of Preferred Stock.

1.1 Authorization of Preferred Stock. The Company has authorized the issuance and sale of up to 1,000,000 shares of its Series E Convertible Preferred Stock, $1.00 par value (the “Series E Preferred Stock”), to be issued under the Agreement. The rights, privileges, and preferences of the Series E Preferred Stock are as set forth in the Company’s Restated Articles of Organization, as amended, in the form attached to this Agreement as Exhibit A.

1.2 Purchase and Sale of the Preferred Stock. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company agrees to sell to the Investors and the Investors agree to purchase from the Company 1,000,000 shares of Series E Preferred Stock at a purchase price per share of $2.00 (hereinafter the “Shares”) all as shown on Schedule 1.2.

1.3 Closing. The initial purchase and sale of the Shares will take place at the offices of Foley, Hoag and Eliot LLP, One Post Office Square, Boston, Massachusetts at 1:00 p.m. Boston time on January 28, 1998 or at such other time and place as the parties shall mutually agree, with a second closing to take place at such time and place as the parties shall mutually agree, but in no event later than March 31, 1998, with respect to the additional Shares to be purchased (each of which shall be a “Closing”). At the Closing, the Company will deliver to each Investor a certificate, registered in the Investor’s name, representing the number of Shares to be acquired by each Investor pursuant to this Agreement against payment of the purchase price thereof by lawful money of the United States by wire transfer or check payable to the Company or by delivery of demand notes representing obligations of the Company.

1.4 Warrants. At the Closing, the Company shall issue to each of the Investors a warrant in the form of Exhibit B hereto to purchase the number of shares of common stock of the Company, at an exercise price of $2.00 per share, equal to thirty percent (30%) of the number of Shares being purchased by such Investor under this Agreement.

2. Representations and Warranties of the Company.

In order to induce the Investors to enter into this Agreement and to purchase the Shares, the Company hereby represents and warrants to the Investors that:

2.1 Organization and Corporate Power. Except as set forth on Schedule 2.1, the Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts and is qualified to do business as a foreign corporation in each jurisdiction where such qualification is required and in which failure to so qualify would have a material adverse effect on the Company. The Company has all required corporate power and authority to own its property, to carry on its business as presently conducted or contemplated to be conducted and to carry out the transactions contemplated hereby. The copies of the Restated Articles of Organization (the “Restated Articles of Organization”) and By-laws of the Company, as amended to date, which have been furnished to the Investors by the Company, are correct and complete.

2.2 Authorization. This Agreement, the Second Restated Right of First Refusal and Co-Sale Rights Agreement (as defined in section 4.10) and the Amendment to the Series A Preferred Stock and Warrant Purchase Agreement dated as of April 30, 1993, as amended, the Series B Convertible Preferred Stock Purchase Agreement dated as of November 2, 1994, as amended, and the Series C Convertible Preferred Stock Purchase Agreement dated as of September 30, 1996, as amended, (the “Series A, B and C Amendment”) and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement, the Right of First Refusal and Co-Sale Rights Agreement or the Series A, B and C Amendment have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto and thereto, binding obligations of the Company, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement, the Right of First Refusal and Co-Sale Rights Agreement and the Series A, B and C Amendment and any other agreement, instrument or document entered into by the Company pursuant to this Agreement, the Right of First Refusal and Co-Sale Rights Agreement or the Series A, B and C Amendment have been duly authorized by all necessary corporate action of the Company.

2.3 Capitalization. The entire authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $.01 par value, of which 1,675,205 shares are issued and outstanding, and 12,735,000 shares of Preferred Stock, $1.00 par value, of which 2,500,000 have been designated Series A Convertible Preferred Stock (“Series A Preferred Stock”), of which 2,421,661 are issued and outstanding, 4,100,000 of which have been designated Series B Convertible Preferred Stock (“Series B Preferred Stock”), of which 4,063,694 are issued and outstanding, 4,000,000 of which have been designated Series C Convertible Preferred Stock (“Series C Preferred Stock”), of which 3,547,981 are issued and outstanding, 475,000 of which have been designated Series D Convertible Preferred Stock (“Series D Preferred Stock”), of which none are issued and outstanding, 1,000,000 of which have been designated Series E Convertible Preferred Stock (“Series E Preferred Stock”), of which none are issued and outstanding and 660,000 of which have been designated Series F Convertible Preferred Stock (“Series F Preferred Stock”), of which none are issued and outstanding. The shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock outstanding have been duly authorized and in the case of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are validly issued, fully paid and nonassessable. A complete list of all holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock and the number of such shares held by each such holder is attached hereto as Schedule 2.3.

The Company holds 211,240 shares of Common Stock and no shares of Preferred Stock in its treasury. When issued in accordance with the terms of this Agreement, the Shares will be duly authorized, validly issued and outstanding, fully paid and nonassessable. The Company has authorized and reserved for issuance upon conversion of the Series A Preferred Stock (the “Series A Conversion Shares”), the Series B Preferred Stock (the “Series B Conversion Shares”), the Series C Preferred Stock (the “Series C Conversion Shares”), the Series D Preferred Stock (the “Series D Conversion Shares”), the Series F Preferred Stock (the “Series F Conversion Shares”) and the Shares (the “Series E Conversion Shares”) a sufficient number of shares of its Common Stock (collectively, the “Conversion Shares”), and the Conversion Shares will, upon such issuance in accordance with the terms of the Company’s Restated Articles of Organization be duly authorized, validly issued and outstanding, fully paid and nonassessable. Except as set forth in Schedule 2.3A, there are no outstanding warrants, options or other rights to purchase or acquire from the Company, or exchangeable for or convertible into, any shares of capital stock of the Company. Except as provided herein or as set forth in Schedule 2.3A attached hereto, there are no preemptive rights with respect to the issuance or sale by the Company of the Shares or the Conversion Shares. Except as set forth in Schedule 2.3A or as provided in the Second Restated Stockholders Agreement dated September 30, 1996 between the Company and certain of its shareholders and the Right of First Refusal and Co-Sale Rights Agreement or as imposed by applicable securities laws, there are no restrictions on the transfer or voting of any shares of the Company’s capital stock. Other than as set forth herein, there are no existing rights with respect to registration under the Securities Act of 1933, as amended (the “1933 Act”), of any of the Company’s capital stock. The Company has not violated the 1933 Act or any state Blue Sky or securities laws in connection with the issuance of any of its securities.

2.4 Subsidiaries. Except as set forth on Schedule 2.4, the Company has no subsidiaries and has no investments in any other corporation or business organization.

2.5 Financial Statements. Attached hereto as Schedule 2.5 are the Company’s audited balance sheet as of December 31, 1996 and its audited statement of income and cash flows for the fiscal year then ended and its unaudited balance sheet as of November 30, 1997 and its unaudited statement of income and cash flows for the nine month period then ended (the “Financials”). The Financials have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial position of the Company as of such date and the results of operations for the period then ended, subject to normal year-end adjustments; provided, however, that no notes to the November 30, 1997 Financials are included therein.

2.6 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Financials or any Schedule to this Agreement and except for liabilities arising in the ordinary course of its business since December 31, 1996, the Company has no material accrued or contingent liability arising out of any transaction or state of facts existing prior to the date hereof.

2.7 Absence of Certain Developments. To the best of the Company’s knowledge, since December 31, 1996, except as disclosed in Schedule 2.7, there has been no (i) material adverse change in the condition, financial or otherwise, of the business of the Company or in the assets, liabilities, properties, or business, or prospects relating to the business of the Company,

(ii) loss, destruction or damage to any property used in the business of the Company whether or not insured, which loss would have a material adverse affect on the business of the Company, (iii) labor trouble involving the business of the Company or any material change in the personnel or the terms and conditions of employment of those employed in the business of the Company, (iv) waiver of any valuable right relating to the business of the Company, (v) loan or extension of credit to any officer or employee employed in the business of the Company or (vi) acquisition or disposition of any material assets used in the business of the Company (or any contract or arrangement therefor), or any other material transaction by the Company otherwise than for fair value in the ordinary course of business.

2.8 Title to Properties. Except as set forth on Schedule 2.8 and other than (i) any lien in respect of current taxes not yet due and payable and (ii) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have arisen in the ordinary course of the business of the Company and shall be removed within a reasonable period, the Company has good and marketable title to all real property and good title to properties and assets that appear on the Company’s balance sheet, free and clear of all mortgages, security interests, liens, restrictions or encumbrances. All machinery and equipment included in such properties which is necessary to the business of the Company is in good condition and repair except for reasonable wear and tear, and all leases of real or personal property to which the Company is a party are, to the Company’s knowledge, fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease. To the best of the Company’s knowledge, the Company is not in material violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties likely to impede the normal operation of the business of the Company, nor has it received any notice of violation with which it has not complied.

2.9 Tax Matters. Except as disclosed in Schedule 2.9, there are no federal, state, county or local taxes due and payable with respect to the Company which have not been paid. The provisions for taxes in the Financials are sufficient for the payment of all accrued and unpaid federal, state, county and local taxes of the Company, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any tax returns or reports of the Company by any applicable federal, state or local governmental agency. There have been duly filed all federal, state, county and local tax returns required to have been filed by the Company and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.10 Contracts and Commitments. Except for the contracts described in Schedule 2.10 hereto, the Company does not have any contract, obligation or commitment which involves by its terms a commitment in excess of $50,000 and no employment contracts (including contracts with any common law employee, agent or independent contractor), stock redemption or purchase agreements, financing agreements, distribution right agreements, royalty agreements, licenses under which the Company will be licensee, leases of real property, pension, profit-sharing, retirement or stock option plans. The Company does not have any material liability for renegotiation of government contracts or subcontracts.

2.11 No Defaults. Except as set forth in Schedule 2.11, the Company is not in default (which default could have a material adverse effect on the condition, financial or otherwise, of the Company or on its properties, assets, business or prospects) (a) under its charter documents or its By-Laws or any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which it is a party or by which it or any of its property is bound or affected or (b) with respect to any order, writ, injunction or decree of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign. There exists no condition, event or act which after notice, lapse of time, or both, could constitute a default under any of the foregoing. Except as disclosed in Schedule 2.11, to the best of the Company’s knowledge, no third party is in default under any agreement, contract or other instrument, document, or agreement to which the Company is a party or by which it or any of its property is affected, which default could have a material adverse effect on the condition, financial or otherwise, of the Company or on its properties, assets, business or prospects.

2.12 Intellectual Property. Schedule 2.12 contains a list of all patents, trademarks, trade names, brand names and copyrights (in each case, whether issued or pending), and all licenses or rights with respect to any of the foregoing, owned or possessed by the Company, all of which are in good standing and are free and clear of all liens and encumbrances of any nature except as described in Schedule 2.12. To the best of the Company’s knowledge, the Company does not infringe any patent, copyright, or trademark rights of others. To the best of the Company’s knowledge, all technical information developed and belonging to the Company which has not been patented has been kept confidential. Except as disclosed on Schedule 2.12, the Company has the right to use all trade secrets, customer lists, processes, computer software, patents, copyrights and trademarks required for, incident to or included in its products as currently exist and the Company believes that it will be able to develop or acquire such rights necessary for the conduct of its business as currently proposed. To the best of its knowledge, the Company is not using and has not used any confidential information, trade secrets, or computer software required for its products of any former employer of any of its past or present employees.

2.13 Effect of Transactions. The execution, delivery and performance of this Agreement, the Right of First Refusal and Co-Sale Rights Agreement and the Series A, B and C Amendment and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement, the Right of First Refusal and Co-Sale Rights Agreement or the Series A, B and C Amendment, the issuance, sale and delivery of the Shares and the Conversion Shares, and compliance with the provisions hereof and thereof by the Company, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under the Restated Articles of Organization or By-Laws of the Company or any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound or affected.

2.14 No Governmental Consent or Approval Recruited. Based in part on the representations made by the Investors in Section 3 of this Agreement, other than federal or state securities law filings which have been made or which will be made in a timely manner and other than the filing of an amendment to the Company’s Restated Articles of Organization so that such Restated Articles of Organization are in the form of Exhibit A hereto (which, as of the Closing, has been filed), no authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required for or in connection with the valid and lawful authorization, execution and delivery by the Company of this Agreement, the Right of First Refusal and Co-Sale Rights Agreement, the Series A, B and C Amendment or any other agreements, instruments or documents entered into by the Company pursuant to this Agreement, the Right of First Refusal and Co-Sale Rights Agreement or the Series A, B and C Amendment , or for or in connection with the valid and lawful authorization, issuance, sale and delivery of the Shares to the Investor or for or in connection with the valid and lawful authorization, reservation, issuance, sale and delivery to the Investors of the Series E Conversion Shares.

2.15 Litigation. There is no action, suit, proceeding or investigation pending, or to the best knowledge of the Company, threatened against the Company which questions the validity of this Agreement, the Right of First Refusal and Co-Sale Rights Agreement, the Series A, B and C Amendment or any other agreements, instruments or documents entered into by the Company pursuant to this Agreement, the Right of First Refusal and Co-Sale Rights Agreement, or the Series A, B and C Amendment or the right of the Company to enter into them or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the business, assets, conditions, operations, affairs, or, in the reasonable business judgement of the Company, prospects of the Company, financial or otherwise, or any change in the current equity ownership of the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or, to the best knowledge of the Company, threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information, creations or techniques allegedly proprietary to any of their former employers or other persons or entities, or their obligations under any agreements with prior employers or other persons or entities. None of the Company or any of its officers is a party to, or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality. There is no action, suit or proceeding initiated by the Company currently pending or which the Company presently intends to initiate.

2.16 Securities Laws. Neither the Company nor any other person, firm or corporation acting on its behalf has sold any of the Shares or other securities of the Company to, or offered any thereof for sale to, or solicited any offers to purchase any thereof from, or otherwise approached or negotiated (nor will the Company or any other person, firm or corporation acting on its behalf sell, offer, solicit or otherwise approach or negotiate) in respect thereof with, such number or character of persons in the aggregate, or in such manner, as would result in bringing the Shares or the Conversion Shares or any part thereof or any other securities of the Company, within the provisions of Section 5 of the 1933 Act. Assuming that the Investors’ representations and warranties contained in Section 3 of this Agreement are true and correct, the offer, issuance and sale of the Shares and the Conversion Shares are and will be exempt from the registration and prospectus delivery requirements of the 1933 Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state Blue Sky and securities laws.

2.17 Business. The Company has all necessary franchises, permits, licenses and other rights and privileges necessary to permit it to own its property and to conduct its business as now being conducted. The Company is not in violation of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of the Company’s business which in the aggregate would have a material adverse affect on the Company.

2.18 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company, and the Company agrees to indemnify and hold the Investors harmless against any damages incurred as a result of any such claim.

2.19 Employees. There are no controversies or labor troubles pending, or to the best knowledge of the Company after due inquiry, threatened between it and its employees. Except as set forth in Schedule 2.19, to the best of the Company’s knowledge: (a) no employee of the Company is in violation of any term of any employment contract, patent or other proprietary information disclosure agreement or any other contract or agreement relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or proposed to be conducted by the Company or for any other reason, and the continued employment by the Company of its respective present employees will not result in any such violation; (b) no officer or key employee, has any present intention of terminating his or her employment with the Company nor does the Company have any present intention of terminating any such employment; and (c) the Company has complied in all material respects with all applicable state and federal laws and regulations respecting employment and employment practices, terms and conditions of employment, wages and hours and other laws related to employment, and there are no arrears in the payments of wages, withholding or social security taxes, unemployment insurance premiums or other similar obligations. Except as set forth in Schedule 2.19, the Company is not a party to any written agreement or oral agreement which obligates the Company to retain the services of any employee for more than 120 days, with any of its officers or employees with respect to such person’s employment with the Company.

2.20 Insurance. The Company maintains in full force such types and amounts of insurance issued by issuers of recognized responsibility insuring the Company with respect to its respective business and properties, in such amounts and against such losses and risks as are listed in Schedule 2.20.

2.21 Environmental and Safety Laws.

2.21.1 As used in this Agreement, the terms “Removal,” “Remedial Action,” “Release,” “Hazardous Substance” and “National Priorities List” shall have the same meaning as those terms are given in the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”) and its implementing regulations, and the terms “Hazardous Waste” and “Solid Waste” shall have the same meaning as those terms are given in the Resource Conservation and Recovery Act, as amended (“RCRA”) and its implementing regulations.

2.21.2 The ownership, use and operation of the Company’s business has been in compliance in all material respects with all Federal, state and local environmental and safety laws, including without limitation RCRA, its implementing regulations and all applicable state hazardous waste laws; the Clean Water Act, as amended, its implementing regulations and all applicable state and local effluent discharge laws; the Clean Air Act, as amended, its implementing regulations and all applicable state and local air emission laws; the Toxic Substances Control Act, as amended, its implementing regulations and all applicable state and local toxic substance laws; CERCLA, its implementing regulations and all applicable state and local environmental response, compensation and liability laws; the National Environmental Policy Act of 1969 and its implementing regulations; the Occupational Safety and Health Act, its implementing regulations and all applicable state and local worker safety and health laws; and all such laws concerning particulate emissions, hazard communication, surface water pollution, groundwater pollution, air pollution, solid wastes, hazardous wastes, hazardous substances, toxic substances, storage, handling, treatment, transportation, spills or other releases, and disposal of any substance, chemicals, materials or wastes, and exposure to or notification regarding any substance, chemical, material or waste, and the Company has no reason to believe that any claim, action, lawsuit, proceeding, complaint or charge exists or may be brought for violation of any such laws.

2.21.3 To the Company’s knowledge, there has not been, and is not occurring, at the Company’s facility at 450 Bedford Street, Lexington, Massachusetts or any facility previously owned or operated by the Company any Release or threatened Release of any Hazardous Substance, Hazardous Waste, Solid Waste or petroleum, including crude oil or any fraction thereof, nor has the Company any reason to believe such a Release either is occurring or has occurred at any time in the past under its operation. The Company has not applied or disposed of any Hazardous Substance, Hazardous Waste, Solid Waste or petroleum, including crude oil or any fraction thereof, in any manner which may form the basis for any present or future claim, demand or action seeking investigation, Removal, or Remedial Action at any facility, site, location or body of water, surface or subsurface, including groundwater or any costs or expenses related thereto.

2.21.4 The Company has not sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Hazardous Substance, Hazardous Waste or petroleum, including crude oil or any fraction thereof, to a facility, site or location.

2.21.5 The Company has not stored, generated or produced any Hazardous Substance, Hazardous Waste, or petroleum in material violation of any law.

2.21.6 To the Company’s knowledge, the facility at 450 Bedford Street, Lexington, Massachusetts has been approved by all necessary governmental authorities, and the Company has obtained and is in possession of all material environmental and safety permits and licenses necessary for its business including permits required by local zoning laws, if any.

2.22 Retirement Obligations, etc. Except as disclosed in Schedule 2.22, the Company does not have any pension, retirement or similar plan or obligation, whether of a legally binding nature or in the nature of informal understandings. The Company is not a party to any collective bargaining agreement and, to the Company’s knowledge after due inquiry, no organizational efforts are presently being made with respect to any of its employees. Schedule 2.22 lists the employee benefit plans of the Company.

2.23 Transactions with Affiliates. Except as disclosed in Schedule 2.23, no stockholder, officer or director of the Company nor any “affiliate” or “associate” of such Persons (as such terms are defined in the rules and regulations promulgated under the 1933 Act) (herein, a “Related Party”) is a party to any transaction with the Company, including, without limitation, any contract, agreement or other arrangement providing for the rental of real or personal property from, or otherwise requiring payments to, any Related Party. Except as set forth in Schedule 2.23 no employee of the Company nor any Related Party is indebted in an amount greater than $5,000 to the Company and the Company is not indebted to any such employee or Related Party.

2.24 Books and Records. The minute books of the Company contain accurate records of all meetings and other corporate actions of the Company’s stockholders, Board of Directors and all committees, if any, appointed by its Board of Directors. The Company’s stock ledger is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company. The books of account, ledgers, order books, records and documents of the Company accurately reflect all material information relating to its business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and its accounts receivable.

2.25 Equal Employment Opportunity. To the best of the Company’s knowledge the Company is in full compliance with (a) all applicable laws of the United States and of The Commonwealth of Massachusetts relating to equal employment opportunity (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Section 2000e-17), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Sections 621-634), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)), and any rules, regulations, and administrative orders relating thereto; Mass. Gen. Laws c. 151B, Mass. Gen. Laws c. 149 Section 24A, et seq., and 105A, et seq., and any rules or regulations relating thereto); and (b) the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant the Company has with, from or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit (“Government Contract”), including, without limitation, any terms required pursuant to Federal Executive Order No. 11246 and Massachusetts Executive Order No. 74 (both as amended). To the best of the Company’s knowledge, the Company has kept all records required to be kept, and has filed all reports, affirmative action plans and forms (including, without limitation and where applicable, Form EEO-1) required to be filed pursuant to any such applicable law or the terms of any such Government Contract. The Company has not been subject to any adverse final determination or order with respect to any charge of employment discrimination made against it, by the United States Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other governmental unit (including, without limitation, any such governmental unit with which it has a Government Contract), and it is not currently, to the Company’s knowledge, subject to any formal proceedings before, or investigations by, such commissions or governmental units which may lead to such adverse final determination order.

2.26 Material Facts. None of this Agreement, the Schedules hereto and furnished contemporaneously herewith, or any other agreement, document, certificate or written statement furnished or to be furnished to the Investors through the Closing by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein or herein in light of the circumstances in which they were made not misleading. To the best of the Company’s knowledge, there is no fact known by the Company which has not been disclosed herein or otherwise by the Company to the Investors and which may materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Company except for facts relating to general economic conditions which may affect all companies which are in a similar industry the same.

3. Representations and Warranties and other Agreements of the Investors.

3.1 Representations and Warranties. Each Investor hereby represents and warrants that:

3.1.1 Authorization. The Investor has full power and authority to execute, deliver and perform this Agreement and the Right of First Refusal and Co-Sale Rights Agreement and to acquire the Shares; this Agreement and the Right of First Refusal and Co-Sale Rights Agreement constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms.

3.1.2 Purchase Entirely for own Account. The Shares to be received by the Investor and the Series E Conversion Shares received upon conversion of the Shares (collectively, the “Securities”) will be acquired for investment for the Investor’s own account, not as a nominee or agent and not with a view to or for sale in connection with the distribution of any part thereof. The Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, all without prejudice, however, to the Investor’s right at any time to lawfully sell or otherwise dispose of all or any of the Securities. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, or grant participations to such person or to any third person, with respect to any of the Securities.

3.1.3 Restricted Securities. The Investor understands that the Securities may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act, or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or the Conversion Shares or an available exemption from registration under the 1933 Act, the Securities must be held indefinitely. In the absence of an effective registration statement covering the Securities the Investor will sell, transfer, or otherwise dispose of the Securities only in a manner consistent with its representations and agreements set forth herein.

3.1.4 Formation. The Investor represents that it was not organized for the purpose of making an investment in the Company nor has it solicited any contributions from its stockholders or partners for the purpose of investment in the Company.

3.1.5 Suitability. The Investor is an Accredited Investor as such term is defined in Rule 501(a) promulgated pursuant to the 1933 Act.

3.1.6 Financial Condition. The Investor’s financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time.

3.1.7 Experience. The Investor has such knowledge and experience in financial and business matters and in making high risk investments of this type that it is capable of evaluating the merits and risks of the purchase of the Shares.

3.1.8 Receipt of Information. The Investor has been furnished access to the business records of the Company and such additional information and documents as the Investor has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement, the purchase of the Shares, the Company’s business, operations, market potential, capitalization, financial condition and prospects, and all other matters deemed relevant by the Investor.

3.1.9 Brokerage. There are no claims for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Investor, and the Investor agrees to indemnify and hold the Company harmless against any damages incurred as a result of any such claims.

3.2 Further Limitations on Disposition.

3.2.1 The Investor further agrees not to make any disposition of all or any portion of the Shares or the Series E Conversion Shares unless and until there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement and all applicable state securities laws or unless the Investor has received an opinion of counsel satisfactory to the Company that such registration is not required; provided, however, the Company will not require such opinion of counsel if at the time of such sale the Company is subject to the reporting requirements of either Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, such proposed sale is pursuant to Rule 144 as promulgated under the Securities Act of 1933, as amended and such opinion is not required by the relevant broker-dealer.

3.2.2 Notwithstanding the provisions of paragraph 3.3.1, the Investor may transfer to a partner, subsidiary, shareholder, spouse, child or affiliate of the Investor or trust for the benefit of such Investor’s spouse or child, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were an original Investor hereunder (such persons or entities hereinafter referred to as “Permitted Transferees”).

3.3 Legends. It is understood that the certificates evidencing the Shares (and the certificates evidencing the Series E Conversion Shares) may bear substantially the following legends:

3.3.1 “These securities have not been registered under the Securities Act of 1933 or registered or qualified under any state securities laws. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act and registration or qualification under applicable state securities laws or an opinion of counsel, if required, satisfactory to the Company that such registration or qualification is not required. Furthermore, the securities are subject to a certain Series E Convertible Preferred Stock Purchase Agreement dated January 28, 1998 between the Holder and the Company, a copy of which is on file at the Company’s offices.”

3.3.2 Any legend required by the laws of any other applicable jurisdiction.

3.3.3 Such legends as are required by the Right of First Refusal and Co-Sale Rights Agreement.

4. Conditions to the Investor’s Obligations at the Closing.

The obligation of the Investors under Section 1.2 of this Agreement is subject to the fulfillment on or before the Closing of each of the following conditions:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Investors at the Closing a certificate certifying that the conditions specified in Sections 4.1, 4.2, 4.4 and 4.5 have been fulfilled and stating that there has been no material adverse change in the business affairs, operations, properties, assets, or condition of the Company or, in the reasonable judgement of the Company, the prospects of the Company since December 31, 1996.

4.4 Amendment of Articles of Organization. The Company shall have filed with the Secretary of State of The Commonwealth of Massachusetts the Articles of Amendment to the Restated Articles of Organization of the Company in the form of Exhibit A.

4.5 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares to the Investors pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing other than those which are not required to be obtained before the Closing.

4.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

4.7 Opinion of Company Counsel. The Investors shall have received from Foley, Hoag & Eliot LLP, counsel for the Company, an opinion dated as of the Closing in substantially the form attached hereto as Exhibit C.

4.8 Clerk’s Certificate. The Clerk or an Assistant Clerk of the Company shall deliver to the Investors at such Closing a certificate, dated as of the Closing, certifying: (a) that attached thereto is a true and complete copy of the By-laws of the Company as in effect on the date of such certification; (b) that attached thereto is a true and complete copy of all resolutions and votes adopted by the Board of Directors and the Stockholders of the Company authorizing the execution, delivery and performance of this Agreement, the Right of First Refusal and Co-Sale Rights Agreement and the Series A, B and C Amendment, the issuance, sale and delivery of the Shares and reservation, issuance and delivery of the Series E Conversion Shares, and that all such votes are in full force and effect and are all the votes adopted in connection with the transactions contemplated by this Agreement and the Right of First Refusal and Co-Sale Rights Agreement; (c) that attached thereto is a true and complete copy of the Articles of Amendment and the Restated Articles of Organization, as in effect on the date of such certification; and (d) to the incumbency and specimen signature of certain officers of the Company.

4.9 Right of First Refusal and Co-Sale Rights Agreement. The Company and certain stockholders of the Company shall have entered into the Second Restated Right of First Refusal and Co-Sale Rights Agreement substantially in the form of Exhibit D hereto (the “Right of First Refusal and Co-Sale Rights Agreement”).

5. Conditions of the Company’s Obligations at the Closing.

The obligations of the Company under Section 1.2 of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Payment of Purchase Price. Each Investor shall have delivered payment of the aggregate purchase price of the Shares to be purchased by him or it.

5.3 Right of First Refusal and Co-Sale Rights Agreement. The Company and certain stockholders of the Company shall have entered into the Right of First Refusal and Co-Sale Rights Agreement.

6. Covenants of the Company.

Until the earlier of (i) the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company to the public generally in which the net proceeds to the Company are not less than $12.5 million which results in the automatic conversion of the Shares (a “Qualified Public Offering”) and, with respect to any Investor, (ii) the first date on which an Investor, any Permitted Transferee or any Qualified Buyer (as defined in Section 9.1 hereof) no longer holds fifty percent (50%) of the Shares or Series E Conversion Shares purchased by such the Investor at the Closing:

6.1 Financial and Other Information.

6.1.1 Accounts and Reports. The Company will maintain a standard system of accounts in accordance with generally accepted accounting principles consistently applied;

6.1.2 Annual Financial Statements. The Company will deliver to each Investor, each Permitted Transferee and each Qualified Buyer: (i) within ninety-one (91) days after the end of each fiscal year a copy of the audited consolidated and consolidating balance sheet of the Company as of the end of such year, together with audited consolidated and consolidating statements of income and of cash flows of the Company for such year, all in reasonable detail, prepared in accordance with generally accepted accounting principles, consistently applied, and certified by Coopers & Lybrand or by another independent public accountant of national standing selected by the Board of Directors of the Company and mutually agreeable to the Investors; and (ii) copies of all financial statements and reports which the Company shall send to its stockholders or file with the Securities and Exchange Commission or any stock exchange on which any securities of the Company may be listed.

6.1.3 Monthly Financial Statements and Budgets. The Company will furnish to each Investor, each Permitted Transferee and each Qualified Buyer: within thirty (30) days after the end of each month, other than the last month of the fiscal year of the Company, a copy of the consolidated and consolidating balance sheet of the Company as of the end of such month and consolidated and consolidating statements of income and of cash flows of the Company for such month, each of the foregoing balance sheets and statements to set forth in comparative form the corresponding figures for the prior fiscal period, to be in reasonable detail, to be prepared in accordance with generally accepted accounting principles, consistently applied, and to be certified, subject to normal year-end audit adjustments, by the principal financial officer of the Company that they are true and accurate in all material respects as of their dates; and as soon as possible, but in any event at least thirty (30) days prior to the beginning of each fiscal year, a budget and operating plan for such fiscal year, each approved by the Company’s Board of Directors, prepared on a monthly basis, including projected balance sheets and statements of income and changes in financial condition of the Company for such months.

6.1.4 Visits and Discussions. The Company will permit the authorized representatives of each Investor, each Permitted Transferee thereof and the Qualified Buyer, at all reasonable times during normal business hours and as often as reasonably requested, to visit and inspect, at the expense of such Investor, any of the properties of the Company, including its books and records and, subject to reasonable arrangements with any transfer agents of the Company, lists of security holders, and to make extracts therefrom and to discuss the affairs, finances, and accounts of the Company with its officers.

6.1.5 Adverse Change: Litigation. The Company will promptly advise each Investor, each Permitted Transferee and each Qualified Buyer in writing of each suit or proceeding commenced or threatened against the Company which, if adversely determined, would result in a material adverse change in the condition or business, financial or otherwise, of the Company and of any facts that come to the Company’s attention which question the accuracy or completeness of the representations and warranties contained herein when made.

6.1.6 Other Information. The Company will also furnish to each Investor, each Permitted Transferee and each Qualified Buyer with reasonable promptness, other information and data with respect to the Company as such Investor and each Permitted Transferee and Qualified Buyer may from time to time reasonably request.

6.2 Confidentiality. Any person or entity receiving information under Section 6.1 or any of the schedules or exhibits hereto or exercising rights of visitation or inspection granted hereunder shall maintain the confidentiality of all financial, confidential and proprietary information of the Company acquired by them in exercising such rights. Notwithstanding the preceding sentence, each Investor or any Permitted Transferee or Qualified Buyer may (1) disclose such information when required by law or governmental order or regulation, or when required by a subpoena or other process, (2) disclose such information to the extent necessary to enforce this Agreement, or (3) disclose such information to its attorneys, accountants, consultants and other professionals to the extent necessary to obtain their services in connection with its investment in the Company. Each Investor may also disclose such information to any affiliate of the Investor, or, to a partner, shareholder or subsidiary of the Investor provided that the requirements of this subsection shall in turn be binding on any such affiliate, partner, shareholder or subsidiary.

6.3 Insurance. The Company will keep all its insurable properties properly insured against loss or damage by fire and other risks; maintain public liability insurance against claims for personal injury, death or property damage suffered by others upon or in or about any premises occupied by it or arising from equipment owned by the Company and leased to and located upon or in or about any premises occupied by any other person; maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business; and maintain such other insurance as is usually maintained by persons engaged in the same or similar business as is the Company. All such insurance shall be maintained against such risks and in at least such amounts as such insurance is usually carried by persons engaged in the same or similar businesses, and all insurance herein provided for shall be effected and maintained in force under a policy or policies issued by insurers of recognized responsibility, except that the Company may effect worker’s compensation or similar insurance in respect of operations in any state or other jurisdiction either through an insurance fund operated by such state or other jurisdiction or by causing to be maintained a system or systems of self-insurance which is in accord with applicable laws. The Company’s executive officers shall periodically report to the Board of Directors on the status of the insurance coverage of the Company.

6.4 Use of Proceeds. The Company will use the proceeds of the sale of the Shares for working capital.

6.5 Prepayment of Taxes; Corporate Existence. The Company will:

6.5.1 pay and discharge promptly, or cause to be paid and discharged promptly, when due and payable, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or upon any of its property, real, personal and mixed, or upon any part thereof, as well as all claims of any kind (including claims for labor, materials and supplies) which, if unpaid might by law become a lien or charge upon its property; provided, however, that the Company shall not be required to pay any tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books reserves (classified to the extent required by generally accepted accounting principles) deemed by it adequate with respect thereto; and provided further, that the Company shall have no obligation to make any payments under this paragraph (a) with respect to property subject to leases pursuant to the terms of which the lessees thereof have undertaken to make such payments;

6.5.2 do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises, provided, however, that nothing in this paragraph (b) shall (i) prevent the abandonment or termination of the Company’s authorization to do business in any foreign state or jurisdiction if, in the opinion of the Company’s Board of Directors, such abandonment or termination is in the interest of the Company and not disadvantageous in any material respect to the holders of any Shares or (ii) require compliance with any law so long as the validity or applicability thereof shall be disputed or contested in good faith; and

6.5.3 maintain and keep, or cause to be maintained and kept, its properties in good repair, working order and condition, and from time to time make, or cause to be made, all repairs, renewals and replacements which in the opinion of the Company are necessary and proper so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

6.6 Employee Agreements. Within 30 days of the date of this Agreement, to the extent the Company has not already done so, the Company will enter into with all employees, officers and consultants of the Company confidentiality agreements in the form acceptable to the Directors. The Company will cause all future officers and all future employees or consultants of the Company who have access to any of the Company’s confidential or proprietary information to execute confidentiality agreements.

6.7 Dealings with Affiliates and Others. Other than ordinary and usual compensation arrangements, the Company shall not (i) enter into any transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any officers or directors of the Company, or (ii) enter into any transaction with a holder of five percent (5%) or more of the Common Stock of the Company, or any member of their respective families or any corporation or other entity directly or indirectly controlled by one or more of such officers, directors or stockholders or members of their families, without the prior written consent of the holders of two-thirds of the Series A Preferred Stock, two-thirds of the Series B Preferred Stock and two-thirds of the Series C Preferred Stock then outstanding.

6.8 Change in Nature of Business. The Company shall not without the prior written consent of the holders of two-thirds of the Series A Preferred Stock, two-thirds of the Series B Preferred Stock and two-thirds of the Series C Preferred Stock then outstanding make any material and fundamental change in its product line or its line of business as carried on at the date hereof or as contemplated in the Company’s business plan delivered to the Investors prior to the date hereof.

6.9 Incurrence of Debt, etc. The Company agrees that without the prior written consent of the holders of two-thirds of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock voting as a single class, the Company shall not make any loans or guarantees, enter into any joint venture or invest in any entity which is not a wholly-owned subsidiary.

6.10 Equal Employment Opportunity. The Company will (a) comply with all applicable laws of the United States and of The Commonwealth of Massachusetts relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable terms, relating to equal employment opportunity, of any Government Contract; and (b) keep all records required to be kept, and file all reports, affirmative action plans and forms required to be filed pursuant to any such applicable law or the terms of any such Government Contract; provided, however, the Company shall not be considered to have failed to comply with the foregoing during any period that any matter relating to the Company’s employment practices is being contested by the Company in appropriate proceedings, or thereafter, if the Company complies with any final determination issued in such proceedings.

7. Future Financings.

7.1 Right of First Refusal. The Company shall, prior to any issuance by the Company of any of its securities (other than debt securities with no equity feature) (the “Future Shares”), offer to each Investor the right to purchase its Proportionate Percentage of the Future Shares at a price and on the other terms specified by the Company in writing delivered to the Investor (the “Proposal”). The Proposal by its terms shall remain open and irrevocable for a period of thirty (30) days (the “Exercise Period”).

7.2 Notice. Notice of an Investor’s intention to accept, in whole or in part, the Proposal made pursuant to Section 7.1 shall be evidenced by a writing signed by such Investor and delivered to the Company prior to the end of the Exercise Period setting forth that portion of the Future Shares which the Investor elects to purchase (the “Notice of Purchase”).

7.3 Sale to Third Parties. In the event that the Investors elect not to purchase all (or any part) of the Future Shares, the Company shall have 120 days from the expiration of the Exercise Period to sell all or any part of such Future Shares not purchased by the Investors (the “Refused Future Shares”) to the Third-Party Purchaser, but only upon terms and conditions in all respects (including, without limitation, unit price and interest rates) which are no more favorable to such Third-Party Purchaser or less favorable to the Company than those set forth in the Proposal. In the event that the Company so sells the Refused Future Shares to such Third-Party Purchaser, the sale to the Investors of Future Shares in respect of which a Notice of Purchase was delivered to the Company by the Investors shall occur upon the closing of the sale to such Third-Party Purchaser of Refused Future Shares (which closing shall include full payment to the Company). If there are no Refused Future Shares, the sale to the Investors of such Future Shares shall occur within 20 days of the expiration of the Future Shares Exercise Period. In any event, the sale to the Investors of Future Shares shall be on the terms specified in the Proposal. Any Refused Future Shares not purchased by such Third-Party Purchaser within such 120-day period shall remain subject to this Section 7.

7.4 Proportionate Percentage. The term “Proportionate Percentage” in Section 7.1 shall mean, that percentage figure which expresses the ratio which (i) the number of shares of Common Stock then owned by the Investor bears to (ii) the aggregate number of shares of Common Stock (a) outstanding and (b) issuable upon conversion or exercise of securities which are then convertible into or exercisable for Common Stock. For purposes of the computation required under this Section 7.4, the Investor shall be treated as having converted or exercised all securities which are convertible into or exercisable for shares of Common Stock at the rate at which such securities are convertible into or exercisable for Common Stock at the time of such computation.

7.5 Exceptions. Notwithstanding anything to the contrary stated above, the provisions of, and the right of the Investors under this Section 7 shall not apply to (i) Future Shares issued in connection with stock splits or stock dividends issued on a pro rata basis to the holders of all shares of Common Stock outstanding or issuable upon conversion of any security which is convertible into Common Stock (the “Common Stock Equivalents”), in accordance with the number of shares of Common Stock and Common Stock Equivalents held by such holder, (ii) Future Shares issued upon conversion of the Shares, (iii) any sale of Future Shares pursuant to a Qualified Public Offering, (iv) any sale of Future Shares pursuant to any warrants or arrangements listed in Schedule 2.3A(C), (D) or (E), (v) any sale or grant of Future Shares by the Company to its employees, consultants, advisory committee members or directors, pursuant to a bona fide employee stock purchase, option or similar benefit plan or other arrangement approved by the Company’s Board of Directors provided that the aggregate number of such Future Shares, when added to the total number of shares subject to options as of January 28, 1998 (as set forth in Schedule 2.3A(A)), shall not exceed 3,400,000 or (vi) any sale of Future Shares pursuant to or in connection with an acquisition of securities or assets by the Company which has been approved in advance in writing by the Investor including but not limited to shares issued to business corporations for strategic purposes.

8. Registration Rights.

As used in this Section 8 the term “Registrable Securities” means the shares of Common Stock of any Holder issued or issuable (i) upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock issued or issuable upon exercise of the Company’s Warrant dated September 27, 1996 issued to Sun Microsystems, Inc., the Series F Preferred Stock or the Shares, (ii) upon exercise of the Company’s Warrant dated November 2, 1994 issued to Fidelity, the Company’s Warrant dated April 30, 1993 issued to Fidelity and the Company’s Warrant dated September 16, 1994 issued to Fidelity, (iii) upon exercise of the Company’s Warrants dated December 26, 1995 issued to Fidelity, BCV, MCRC, Edelson, Associated, John J. Shields, III and John William Poduska, (iv) upon exercise of the Company’s warrants dated January 28, 1998 issued to the Investors and (v) shares of Common Stock owned by Messrs. Kim Molvig and Robert Iannucci; the term “Holder” means each Investor, each investor under the 1993 Series A Preferred Stock Purchase Agreement, each investor under the 1994 Series B Preferred Stock Purchase Agreement, each investor under the 1996 Series C Preferred Stock Purchase Agreement, each investor under the 1998 Series F Purchase Agreement, Sun Microsystems, Inc. and Messrs. Molvig and Iannucci and any Qualified Buyer or Permitted Transferee of all or a portion of the holders’s rights under this Section 8 provided that any Qualified Buyer or Permitted Transferee must hold at least 25,000 shares (as adjusted for stock splits, stock dividends, etc.); and the term “Initiating Holders” shall mean any Holder or Holders who in the aggregate are Holders of fifty percent (50%) or more of the Registrable Securities.

8.1 Demand Registration. If, on or after the earlier to occur of December 31, 2000, or the expiration of 180 days after the Company shall have first offered its securities pursuant to a registration under the 1933 Act, Initiating Holders shall notify the Company in writing that such Holders intend to offer or cause to be offered for sale to the public all or any portion of the Registrable Securities under such circumstances as would require registration thereof under the 1933 Act or qualification thereof under one or more state securities laws of jurisdictions in which the offer is to be made, the Company will, as expeditiously as possible, (i) notify Holders other than the Initiating Holders that it has been requested to register Registrable Securities under the 1933 Act pursuant to this Section 8.1, and (ii) use its best efforts to cause such securities as may be requested by any Holder thereof to be registered under the 1933 Act, if applicable, and registered or qualified under any state securities laws to the extent required (in the opinion of counsel referred to in this Section 8.1) to permit the sale or other disposition thereof in the manner described by the person requesting such registration. The Holders shall have a total of four such rights to demand registration of Registrable Securities under this Section 8.1. In addition to the above-described demand registration rights, the holders of Preferred Stock of the Company shall have a total of two rights to demand registration of Registrable Securities held by them under this Section 8.1. In the event such holders of Preferred Stock of the Company exercise such rights, for purposes of this Section 8, the term “Holder” shall mean any holder of Series A Preferred Stock, any holder of Series B Preferred Stock, any holder of Series C Preferred Stock, any holder of Series D Preferred Stock, any holder of Series F Preferred Stock, the Investors or any Permitted Transferee or Qualified Buyer who has acquired all or a portion of the holder’s rights under this Section 8 provided that any Qualified Buyer or Permitted Transferee must hold at least 25,000 shares of Registrable Securities (as adjusted for stock splits, stock dividends, etc.), and the term “Initiating Holder,” shall mean any Holder or Holders who in the aggregate are holders of fifty percent (50%) or more of the Preferred Stock of the Company.

If holders of securities of the Company other than Holders who are entitled, by contract with the Company, to have such securities included in such a registration (the “Other Holders”) request such inclusion, the Initiating Holders shall offer to include the securities of such other Holders in any registration pursuant to this Section 8.1. The Company (together with all Holders and Other Holders proposing to include their securities in such registration) shall enter into an underwriting agreement in customary form with the underwriter or representative of the underwriters (the “Underwriter”) selected to underwrite such offering by a majority in interest of the Initiating Holders, subject to the approval of the Company, which approval shall not be unreasonably withheld. Notwithstanding any other provision of this Section 8.1, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the Initiating Holders shall so advise all Holders and Other Holders whose securities would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders in proportion, as nearly as practicable, to the Respective amounts of Registrable Securities which they had requested to be included in such registration and underwriting at the time of filing the registration statement, and to the extent that additional shares may be included in the underwriting, among all Other Holders requesting such inclusion in proportion, as nearly as practicable, to the respective amount of securities which they had requested to be included in such registration and underwriting. No Registrable Securities or other securities excluded from the underwriting by reason of the Underwriter’s marketing limitations shall be included in such registration. If any Holder or Other Holder who has requested inclusion in such registration as provided herein disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the Underwriter and the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the Underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company may include its securities for its own account in such registration if the Underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

The registration of Registrable Securities under this Section 8.1 shall be at the Company’s expense, except that Holders and Other Holders participating in a registration pursuant hereto shall pay their pro rata brokerage or underwriting commissions or discounts relating to the sale owned by them; and the Company shall also pay the fees and expenses of any one special counsel retained by such Holders or Other Holders and except that after the second demand registration under this Section 8.1 demand registrations shall be at the expense of the Holders participating in the registration.

Initiating Holders who exercise a right to demand registration under this Section 8.1 may withdraw the exercise and cause the Company either not to file or to withdraw the filing of the registration statement at anytime prior to the effectiveness of such statement, provided that:

(i) If the exercise is so withdrawn prior to filing of the registration statement, then the withdrawal of the exercise will not be deemed to have been the exercise of a demand registration right;

(ii) If effectiveness of the registration statement is delayed by more than 90 days by the Company and the exercise is withdrawn prior to effectiveness of the registration statement, then the withdrawal of the exercise will not be deemed to have been the exercise of a demand registration right;

(iii) Any withdrawals other than the withdrawals specified in (i) and (ii) above shall be deemed to be a demand pursuant to Section 8.1 hereof. If the withdrawn demand registration right is not deemed to have been the exercise of a demand registration right, as provided in subparagraphs (i) and (ii) above, then the withdrawing Holder shall pay or reimburse the legal, auditing and printing expenses reasonably incurred by the Company in connection with the attempted registration; but if the withdrawn demand registration right is deemed to be an exercise as provided in subparagraph (iii) above, then the Company shall pay all expenses incurred by it in connection with the attempted registration if the Company would have been responsible for paying the expenses of preparation of such registration statement

8.2 Company Registration. If, at any time, the Company proposes to register under the 1933 Act, or register or qualify under the laws of any state, any of its Common Stock or securities convertible into or exercisable for Common Stock, on a form under the 1933 Act permitting registration of secondary offerings, it will each such time give written notice of its intention to do so to each of the Holders. In the case of the registration for the initial public offering of the Company’s stock, the Company will give the Holders at least 30 days prior written notice of the proposed filing of the registration statement; and in the case of all subsequent registrations, the Company will give the Holders at least 20 days prior written notice of such proposed filing. If a Holder desires to participate in such registration or qualification of Common Stock, or other securities, it shall notify the Company, within 20 days in the case of the initial registration and 15 days in the case of subsequent registrations, of the number of shares of Registrable Securities which it desires to have so included. In the event the Company decides to proceed with such registration or qualification, the Company will, at its sole expense, use its best efforts to cause all such Registrable Securities to be registered or qualified to permit the sale thereof; provided, however, that if, in connection with the offering by the Company of Common Stock, or securities convertible into or exercisable for Common Stock, pursuant to a registration under the 1933 Act, the underwriter thereof shall impose a limitation on the number of shares of the Company’s stock or securities which may be included in any such registration statement because, in its judgment, the inclusion of such shares would materially and adversely affect such public offering, then the Company shall be obligated to include in such registration statement only such portion of the Registrable Securities requested to be registered under this Section 8 as the underwriter permits; provided that all other securities other than those offered for the Company’s own account shall first be excluded from the registration statement and provided further that not more than 65% of the shares to be included in such registration statement shall be shares to be sold by the Company except that the Company may include greater than 65% of the shares to be included in such registration to the extent the aggregate of all such shares to be included therein, after allowing therein all securities offered other than by the Company, is less than the total number of shares permitted to be included by the underwriters. Such limitation will be imposed pro rata with respect to all Registrable Securities as to which inclusion has been requested pursuant to this Section 8.2. The Company shall bear all of the expense of all registrations pursuant to this Section 8.2, except for the pro rata portion of brokerage or underwriters discounts or commissions relating to the shares sold on behalf of the Holders or Other Holders and the fees and expenses of any one special counsel retained by such Holders or Other Holders. It shall not be deemed a default of this Agreement if any such underwriter shall (a) establish a limitation on the number of shares allowed to participate in any public offering of the Company’s stock which are not being sold for the Company’s account (subject to the 65% limitation referred to above), or (b) shall require the holders of the Company’s stock, other than the Company, to agree to refrain from selling their stock to members of the public for some reasonable period of time (no longer than 180 days) after the date on which the Company’s stock is first offered to the public (so called lock-up provisions), or (c) shall establish any other reasonable limitations or restrictions applicable to the holders of the Company’s stock, as a condition to consummating the public offering.

8.3 Registration on Form S-3. Following the first offering of its securities by the Company pursuant to a registration under the 1933 Act, the Company shall use its reasonable efforts to qualify for registration of its Common Stock under the 1933 Act on Form S-3 (or any successor form of similar tenor and effect). If the Company shall be able to satisfy the conditions for registration of its Common Stock under the 1933 Act on Form S-3 (or any successor form of similar tenor and effect), then, in addition to other rights of the Holders hereunder, the Company will, upon written request of Holders seeking to register on Form S-3 Registrable Securities having an aggregate market value of at least $500,000, as expeditiously as possible, endeavor in good faith to effect a registration under the 1933 Act on Form S-3 (or any successor form of similar tenor and effect) of all Registrable Securities referred to in a request or notice given to the Company pursuant to this Section 8.2 and to effect any registration or qualifications of such Registrable Securities under any state law, and any listing of such Registrable Securities with any securities exchange on which the Common Stock of the Company is then listed, which may be required to permit the sale or disposition of such Registrable Securities in the manner specified in such request or notices; provided, however, that no more than once per year the Company may meet its obligations under this Section 8.3 by preparing its own registration of securities on any applicable form under the 1933 Act, which registration becomes effective within 90 days after such request or notice and which registration includes all Registrable Securities referred to in such request or notice. If Registrable Securities sold pursuant to this Section 8.3 are sold in an underwritten offering, the terms of the underwriting agreement with the underwriter shall be mutually satisfactory to the Company and the Holders requesting registration hereunder. The Company shall not be required to effect more than two registrations pursuant to this Section 8.3 within any twelve month period.

The registration of Registrable Securities under this Section 8.3 shall be at the Company’s expense, except that Holders participating in a registration pursuant hereto shall pay their pro rata brokerage or underwriting commissions or discounts relating to the sale of Common Stock owned by them and shall pay the fees and expenses of any one special counsel retained by such Holders or Other Holder.

8.4 Rule 144 Requirements. Within 90 days following the first offering of its securities by the Company pursuant to a registration under the 1933 Act, the Company shall become and shall thereafter, so long as is necessary to permit the Holders to sell stock pursuant to Rule 144 under the 1933 Act, or any successor exemptive rule of similar tenor hereafter in effect (“Rule 144”), remain subject to the reporting requirement of either Section 13 or Section 15(d) of the Securities Exchange Act of 1934. At all times when the Company is subject to such reporting requirements, the Company shall use its best efforts to file with the Securities and Exchange Commission such information as the Commission may require under either of said Sections, and shall exercise its best efforts to take all action as may be required to fulfill the conditions to the availability of Rule 144 for sales of Common Stock of the Company. The Company shall furnish to each Holder, upon its reasonable request, a written statement executed by the Company as to the steps it has taken to comply with the current public information requirement of Rule 144.

8.5 Transfer Where Registration Not Required. Before transferring, without registration under the 1933 Act or any state securities laws, any security bearing a legend pursuant to Section 8.4, the Holder thereof shall give written notice to the Company of its intention to do so, describing briefly the manner of the disposition to be made thereof. Promptly upon receiving such written notice, the Company shall present copies thereof to its counsel and if, in the opinion of such counsel, the proposed disposition of such securities may be effected without registration or qualification thereof (under all applicable Federal or state laws), the Company, as promptly as practicable, shall notify such Holder of such opinion, whereupon the Holder shall be entitled to dispose of such security in accordance with the terms of the notice delivered by it to the Company.

8.6 Conversion Prior to Sale. Notwithstanding anything contained herein to the contrary, the obligations of the Company under this Section 8 to effect any registration, qualification, notification, or approval shall be limited to Common Stock only. No Holder shall be required to convert Shares to Common Stock prior to requesting any such registration, qualification, notification, or approval, but any such security included therein shall be so converted no later than the date on which such Holder effects a sale thereof pursuant to such registration, qualification, notification, or approval.

8.7 Filing Services of the Company. In connection with any registration, filings or sales effected under Section 8.1, 8.2 or 8.3 hereof, the Company will:

8.7.1 Prepare and file the registration statement and such amendments and supplements to the registration statement and the prospectus and/or offering circular used in connection therewith as may be necessary to keep the registration statement and/or notification effective for a period of not less than one hundred and eighty (180) days, as may be necessary for the Holders whose Registrable Securities are registered thereunder to dispose thereof and to comply with the provisions of the 1933 Act and applicable state securities laws with respect to the deposition of the securities covered by the registration statement and/or notification whenever such selling Holder shall dispose of such securities during such period;

8.7.2 Furnish to such selling Holder, if applicable, such reasonable number of copies of a prospectus or offering circular, including a preliminary prospectus, in conformity with the requirements of the 1933 Act and regulations thereunder, as such selling Holder may reasonably request in order to facilitate the disposition of such securities;

8.7.3 Use its best efforts to register or qualify the securities covered by the registration statement under the securities laws of such jurisdictions as such selling Holder shall reasonably request (to the extent required, in the opinion of counsel referred to in Section 8.5 and provided such filing is not unreasonably burdensome on the Company), and accomplish any and all other acts which may be reasonably necessary or advisable to enable such selling Holder to consummate the disposition in such jurisdictions of the securities owned by it or him; provided, however that the Company shall not be required to qualify as a foreign corporation in any such jurisdictions or escrow shares of its capital stock or file any general consent to service of process under the laws of any such jurisdiction;

8.7.4 Furnish to each selling Holder a signed counterpart, addressed to the selling Holder, of

(i) an opinion of counsel for the Company, dated the effective date of the registration statement, and

(ii) “comfort” letters signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the registration statement, to the extent permitted by the standards of the AICPA, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants “comfort” letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants, “comfort” letters delivered to the underwriters in underwritten public offerings of securities, to the extent that the Company is required to deliver or cause the delivery of such opinion or “comfort” letters to the underwriters in an underwritten public offering of securities;

8.7.5 Permit each selling Holder or his or its counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them;

8.7.6 Furnish to each selling Holder a copy of all documents filed and all correspondence from or to the Securities and Exchange Commission in connection with any such offering; and

8.7.7 Indemnify each selling Holder, each officer and director of such Holder and each person, if any, who controls such Holder, within the meaning of applicable Federal and state securities laws (the “Applicable Securities Laws”) against all losses, claims, damages, liabilities, and expenses (under the Applicable Securities Laws, or common law or otherwise) resulting from any untrue statement or alleged untrue statement or a material fact contained in any registration statement or prospectus (and as amended or supplemented if the Company shall have furnished to the selling Holder any amendments or supplements thereto) or resulting from any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, except insofar as such losses, claims, damages, liabilities or expenses result from any untrue statement or omission contained in information furnished in writing to the Company by the Holder expressly for use therein. If the offering pursuant to any registration statement provided for under Section 8.1, 8.2 or 8.3 is made by underwriters, the Company agrees to negotiate in good faith the terms of an underwriting agreement with such underwriters and, to enter into such agreement once the terms thereof are agreed upon and, if required by such terms, to indemnify such underwriters and each person who controls such underwriters within the meaning of the Applicable Securities Laws in substantially the same manner as hereinabove provided with respect to the indemnification of the selling Holder. In connection with any registration statement in which a Holder is participating, such Holder will furnish to the Company in writing such information as shall be reasonably requested by the Company for use in any such registration statement or prospectus, will notify the Company as to any changes therein, and will indemnify the Company, its directors, its officers, and each person, if any, who controls the Company within the meaning of the Applicable Securities Laws, and, if required by the terms of an agreement with such underwriters, such underwriters and each person who controls such underwriters within the meaning of the Applicable Securities Laws, against any losses, claims, damages, liabilities, and expense resulting from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of material fact required to be stated in the registration statement or prospectus (or any amendment or supplement thereof) and necessary to make the statements therein not misleading in light of the circumstances under which they were made, but only to the extent that such untrue statement or omission is contained in the information so furnished in writing by the Holder expressly for use therein.

In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which either:

(i) Any Holder of Registrable Securities exercising rights under this Section 8, or any controlling person of any such person, make a claim for indemnification pursuant to this section but it is judicially determined (by the entry of a final judgement or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this subsection provides for indemnification in such case; or

(ii) Contribution under the 1933 Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this section;

then, and in each such case, the Company and such selling Holder will contribute to the aggregate losses, claims, damages, or liabilities to which they may be subject (after contribution from others) in such proportion so that such selling Holder is responsible for the portion represented by the percentage that the purchase price of its Common Stock bears to the public offering price of all such Common Stock offered by such registration statement, and the Company is responsible for the remaining portion; provided, however, that, in any such case, (A) no selling Holder will be required to contribute any amount in excess of the purchase price of all such Common Stock offered by it pursuant to such registration statement, and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

Promptly after receipt by any party to this Agreement of notice of the commencement of any action, suit or proceeding, such party will, if a claim for contributing in respect thereof is to be made against another party, notify the contributing party of the commencement thereof. The omission to so notify the contributing party will not relieve it from any liability which it may have to any other party other than for contribution under the 1933 Act. In any case, if such action, suit or proceeding is brought against any party, and such party notifies a contributing party of the commencement thereof, the contributing party will be entitled to participate therein with the notifying party and any other contributing party similarly notified. The Company shall not be liable for any settlement entered into by any Holder without the Company’s consent.

8.8 Certain Limitation in Connection with Future Grants of Registration Rights. From and after the date of this Agreement and while any Registrable Securities or securities issued upon conversion thereof remain outstanding, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company which grants to such holder registration rights with respect to any of the Company’s securities unless such agreement provides that:

(i) In the reasonable opinion of the Board of Directors of the Company, such rights are no more extensive or favorable to such purchasers than the demand and other registration rights granted to the Holders;

(ii) The Holders shall have the right to participate in registrations pursuant to the exercise of such rights on a pro rata basis; and

(iii) Such rights relate only to Common Stock of the Company.

8.9 Transfer of Registration Rights. Subject to the first paragraph of this Section 8, the registration rights of a Holder under this Section 8 may be transferred to any Qualified Buyer or Permitted Transferee and to any transferee who is an affiliate of Messrs. Molvig and Iannucci (including without limitation any partner of any investor which is a partnership or any estate or trust of which any Investor which is an individual is the grantor) provided, however, that the Company is given written notice by the Holder at the times of such transfer stating the name and address of the transferee and identifying the securities with respect to which the rights under this Section 8 are being transferred.

8.10 Exchange Act Registration. If the Company at any time shall list any Common Stock on any national securities exchange and shall register such Common Stock under the Securities Exchange Act of 1934 the Company will, at its expense, simultaneously list on such exchange and maintain such listing of, all of the shares of Common Stock included in the definition of Registrable Securities.

8.11 Damages. The Company recognizes and agrees that the selling Holders will not have an adequate remedy if the Company fails to comply with this Section 8 and that damages will not be readily ascertainable, and the Company expressly agrees that, in the event of such failure, it shall not oppose an application by such selling Holder or any other person entitled to the benefits of this Section 8 requiring specific performances of any and all provisions hereof or enjoining the Company from continuing to commit any such breach of this Section 8.

8.12 Termination of Registration Rights. The provisions of this Section 8 shall terminate on the fifth anniversary of the Company’s first Qualified Public Offering.

9. Miscellaneous.

9.1 Certain Defined Terms. As used in this Agreement, the term “Person” shall mean an individual, corporation, trust, partnership, joint venture, unincorporated organization, government agency or any agency or political subdivision thereof, or other entity. The term “Qualified Buyer” shall mean a purchaser of the Shares or Series E Conversion Shares from an Investor in compliance with this Agreement and the Right of First Refusal and Co-Sale Rights Agreement.

9.2 Transfers of Certain Rights. Except as otherwise provided for in Section 8 hereof, the rights granted to an Investor in this Agreement may be transferred by the Investor to a Qualified Buyer or a Permitted Transferee (provided such Permitted Transferee or Qualified Buyer holds at least fifty percent (50%) of the Shares or Series E Conversion Shares purchased by such Investor at the Closing), and by such transferee to a subsequent Qualified Buyer or Permitted Transferee (provided such Qualified Buyer or Permitted Transferee holds at least fifty percent (50%) of the Shares or Series E Conversion Shares purchased by the Investor at the Closing). Any Permitted Transferee or Qualified Buyer to whom rights under this Agreement are transferred shall (a) as a condition to such transfer, deliver to the Company a written instrument by which such Permitted Transferee or Qualified Buyer agrees to be bound by the obligations imposed upon the Investor under this Agreement to the same extent as if she, he or it were an Investor under this Agreement and (b) be deemed to be an investor hereunder.

9.3 Survival of Representations. The representations and warranties made herein or in any certificates or documents executed in connection herewith shall survive any investigation made by an Investor and the Closing for a period of one year from the date of delivery to the Investor of the Company’s audited financials for the fiscal year ended December 31, 1997; and all written statements contained in any certificate or other document delivered by the Company hereunder or in connection herewith shall be deemed to constitute representations and warranties made by the Company herein.

9.4 Incorporation by Reference. All exhibits and schedules appended to this Agreement are herein incorporated by reference and made a part hereof.

9.5 Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

9.6 Amendments and Waivers. Except as set forth in this Agreement, changes in or additions to this Agreement may be made or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), or representatives to act on behalf of the holders of all of the Shares may be designated, upon the written consent of the Company and the holders of eighty percent (80%) of the Shares and Conversion Shares then outstanding except that changes to the provisions of Section 8 and the portion of this sentence relating to Section 8 shall be made only upon written approval of holders of a majority of the shares of Series A Preferred Stock and Series B Preferred Stock and sixty-seven percent (67%) of the Registerable Securities including at least two Institutional Holders (as defined below). For purposes of this Section 9.6, the term Institutional Holders shall mean Fidelity, BCV, Edelson and MCRC, or any successor thereof who acquires, in compliance with the terms of the Series C Preferred Stock Purchase Agreement and the Right of First Refusal and Co-Sale Rights Agreement, 100% of the Series C Preferred Stock or Series C Conversion Shares purchased by the Investor at the Closing of the sale of Series C Preferred Stock.

9.7 Governing Law. This Agreement shall be deemed a contract made under the internal laws of The Commonwealth of Massachusetts and, together with the rights of obligations of the parties hereunder, shall be construed under and governed by the laws of such Commonwealth.

9.8 Notices. All notices, requests, consents and demands shall be in writing and shall be personally delivered, mailed, postage prepaid, telecopied or telegraphed, to the Company at:

Exa Corporation

450 Bedford Street

Lexington, Massachusetts 02173

Attn: Wallace E. Smith

with a copy to:

John D. Patterson, Jr., Esq.

Foley, Hoag & Eliot LLP

One Post Office Square

Boston, Massachusetts 02109

or to the Investors at the addresses set forth in Schedule 1.2 with a copy to:

Ken Boger, Esq.

Warner & Stackpole

75 State Street

Boston, Massachusetts 02109

or such other address as may be furnished in writing to the other parties hereto. All such notices, requests, demands and other communication shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), personally delivered, or telegraphed, be effective four days after deposit in the mails, when personally delivered, or when delivered to the telegraph company, respectively, addressed as aforesaid, unless otherwise provided herein and, when telecopied, shall be effective upon actual receipt.

9.9 Meaning of Share Numbers. Whenever this Agreement refers to a particular number of shares of capital stock of the Company of any class or series, such number shall be equitably adjusted in the event that after the date hereof the outstanding shares of such class or series shall be (i) increased by way of stock issued as a dividend for no consideration, (ii) subdivided (by stock split or otherwise) into a greater number of shares or (iii) combined or consolidated, by reclassification or otherwise, into a lesser number of shares.

9.10 Effect of Headings. The section and paragraph headings herein are for convenience only and shall not affect the construction hereof.

9.11 Entire Agreement. This Agreement and the Exhibits and Schedules hereto together with any other Agreement referred to herein (the “Additional Agreements”) constitute the entire agreement among the Company and the Investors with respect to the subject matter hereof. There are no representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement and such Additional Agreements supersede all prior agreements between the parties with respect to the shares purchased hereunder and the subject matter hereof.

9.12 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.13 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written, by the parties hereto.

EXA CORPORATION

By:	/s/ Wallace E. Smith
Title:	President and CEO

INVESTORS:

ITOCHU TECHNO-SCIENCE CORPORATION

By:	/s/ Hiro Satake
Title:	Hiro Satake

ASSOCIATED GROUP, INC.

By:	/s/ [ILLEGIBLE]
Title:	Attorney in fact

BOSTON CAPITAL VENTURES III, Limited Partnership
By:	BD Partners, LP, its general partner

By:	/s/ [ILLEGIBLE]
Title:	General Partner

EDELSON TECHNOLOGY PARTNERS

By:	/s/ Harry Edelson
Title:	G.P.

/s/ John William Poduska
John William Poduska

KING’S POINT HOLDINGS, INC.

By:	/s/ John J. Shields, III
Title:	President and CEO